THIS AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT TO S.C.CODE ANN. § 15-48-10 ET SEQ., CODE OF LAWS OF SOUTH CAROLINA, 1976 (AS AMENDED).

IF THE SOUTH CAROLINA UNIFORM ARBITRATION ACT IS DEEMED NOT TO APPLY, THIS AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT TO THE FEDERAL ARBITRATION ACT, TITLE 9, SECTION 1 ET SEQ., UNITED STATES CODE (AS AMENDED).

EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made and entered into as of June 1, 2013 by and between Synalloy Corporation, a Delaware corporation (the “Corporation”), and Craig C. Bram, a resident of Richmond, Virginia (the “Employee”).
RECITALS
WHEREAS, the Corporation and the Employee executed and delivered an Employment Agreement dated January 24, 2013, under which the Employee was employed by the Corporation for a renewable term of employment (the “Prior Agreement”); and
WHEREAS, the Corporation and the Employee desire to terminate the Prior Agreement effective June 1, 2013, and instead to effectuate this Agreement as of June 1, 2013 according to the terms herein.
AGREEMENTS
NOW, THEREFORE, in consideration of the above premises and the terms and provisions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, and intending to be legally bound hereby, the Corporation and the Employee hereby agree as follows:
1.Employment. The Corporation and the Employee hereby terminate the Prior Agreement effective June 1, 2013. The parties agree this Agreement then and thereafter shall be the sole employment agreement between the Corporation and the Employee pursuant to the terms and provisions set forth herein. The Corporation agrees to employ the Employee and the Employee agrees to serve as Chief Executive Officer and President of the Corporation, and in such other capacities as the Board of Directors of the Corporation (the “Board”) may designate from time to time, for a period of two years beginning June 1, 2013, the effective date of this Agreement (this original term together with any extensions thereof shall be referred to collectively as the “Term”); provided, however, that, commencing on June 1, 2015 and on each two year anniversary of this Agreement thereafter, the Term has been and shall automatically be extended for two additional years unless, not later than ninety (90) days prior to the conclusion of the then current Term, the Corporation or Employee shall have given written notice that it does not wish to extend this Agreement; provided, further, that in no event shall any termination of this Agreement result in any forfeiture of rights that accrued prior to the date of such termination. During the Term, the Employee shall devote his full time, attention, skill and efforts to the performance of his duties for the Corporation. Notwithstanding the foregoing, nothing herein shall be construed to prevent Employee from serving on the Board of Directors of any other company without violating Paragraph 10 below or continuing employment with Horizon Capital Management, Inc.
2.Compensation. Subject to the Board's annual review and adjustment as set forth herein, the Corporation shall pay the Employee during the Term hereunder a base salary of Two Hundred Sixty Thousand and No Dollars ($260,000.00) per year (the “Base Salary”) together with the Cash Incentive payable as provided in Paragraph 3 below, and except as otherwise provided in this Agreement. The Base Salary shall be payable monthly or on a less frequent basis by mutual agreement. The Compensation & Long-Term Incentive Committee of the Board (the “Committee”), as soon as practicable after the end of each calendar year during the Term, beginning with the calendar year that ends on December 31, 2013, shall review the Employee's Base Salary. Based on such reviews, the Committee may increase, but shall not decrease, the Base Salary on an annual basis.
3.Cash Incentive. In addition to the Base Salary provided for in Paragraph 2 above, for each fiscal year during which Employee serves as Chief Executive Officer of the Corporation and provided Employee is in the employ of the Corporation on the last day of such fiscal year (except as provided in Paragraphs 8 and 9 hereof), the Employee shall be entitled to a cash incentive (the “Cash Incentive”) as provided for in the Short-Term Cash Incentive and Options Plan (the “Incentive Plan”) established before the beginning of each of the Corporation's fiscal years by the Committee. The Cash Incentive shall be equal to a percentage of net income before income taxes (“NIBIT”) based on NIBIT ranges established in the applicable Incentive Plan. NIBIT will be as reflected on the Corporation's financial statements adjusted by an amount to eliminate the effect of inventory profits and losses applicable to the Brismet Pipe Division. The determination of the amount of inventory profit and losses shall be determined by the Corporation's Chief Financial Officer and approved by the Audit Committee of the Board. Additionally, the Cash Incentive shall be reduced by five percent (5%) for each lost time accident occurring at the Division with the most lost time accidents during the year. The Cash Incentive shall be further reduced by an amount to reflect any failure to reach targeted inventory turn goals. The applicable Incentive Plan shall establish the target for inventory turns for Manufacturers Chemicals, LLC and for BRISMET Pipe Manufacturing Division. If the inventory turns are below the target for either of these operating divisions, the incentive pool is reduced by ten percent (10%). This reduction, if any, will be determined by and recorded in the minutes of the Committee. Cash Incentive payments will be made within two and one-half months of the fiscal year-end.
As used in this Agreement, the term NIBIT shall mean the consolidated net income before income taxes as generally reflected in the Corporation's Consolidated Statement of Operations. It is intended that NIBIT is defined as before the cash incentives payable to all managers participating in the Incentive Plan, and before income and expenses not resulting from normal operations, including but not limited to, gains and losses from the sale or other disposition of capital assets and environmental expenses related to preexisting conditions not resulting from recent operations. The Committee shall have sole discretion to determine which other items of income and expense are included in and/or excluded from NIBIT and its determination shall be final, binding and conclusive upon the parties hereto. The Corporation may at any time or times change or discontinue any or all of its present or future operations, or may close, sell or move any one or more of its plants, facilities or divisions, or may undertake any new or other operations, or may take any and all other steps which the Board, in its exclusive judgment, shall deem advisable or desirable for the Corporation, and if any such action taken by the Corporation or its Board adversely affects NIBIT as hereinabove defined, the Employee shall have no claim or recourse by reason of any such action.
The provisions of this Paragraph 3 shall apply only to the Incentive Plan in effect for the applicable year during the Term. Each year's Incentive Plan is developed by the Committee and approved by the Board, in its sole discretion, on an annual basis. Nothing set forth herein shall be construed to guarantee that an Incentive Plan will be effective for any year during the Term. The right of the Employee to Cash Incentive payments shall be governed solely by the Incentive Plan, if any, approved by the Board in its absolute discretion for the relevant year.
4. Stock Options. In addition to the Base Salary provided for in Paragraph 2 above, for each fiscal year during which Employee serves as Chief Executive Officer of the Corporation and provided Employee is in the employ of the Corporation on the last day of such fiscal year (except as provided in Paragraphs 8 and 9 hereof), the Employee shall be eligible for grants of stock options (“Stock Options”) under the 2011 Long-Term Incentive Stock Option Plan or any future stock option plan(s) adopted by the Corporation (collectively, the “Stock Option Plan”) and as provided for in the then current Incentive Plan. The number of Stock Options granted, if any, shall be based upon a percentage of Base Salary and NIBIT ranges established in the applicable Incentive Plan. The percentage formulas established in the applicable Incentive Plan will be based on the fair market value of the Corporation's stock, as more fully described in the Stock Option Plan. The exercise price of the Stock Options shall be as provided for in the Stock Option Plan.
The provisions of this Paragraph 4 shall apply only to the Incentive Plan in effect for the applicable year during the Term. Each year's Incentive Plan is developed by the Committee and approved by the Board, in its sole discretion, on an annual basis. Nothing set forth herein shall be construed to guarantee that an Incentive Plan will be effective for any year during the Term. The right of the Employee to grants of Stock Options shall be governed solely by the Incentive Plan, if any, approved by the Board in its absolute discretion for the relevant year.
5.Other Benefits. Employee shall be eligible to participate in all employee benefits plans in accordance with the terms of such plans.
6. Death or Disability. If because of death or illness, physical or mental disability, or other incapacity, certified by a physician acceptable to the Corporation, Employee shall fail to render the services provided for by this Agreement, or if Employee contracts an illness or injury, certified by a physician acceptable to the Corporation, which will permanently prevent the performance by him of the services provided for by this Agreement, then the Base Salary provided for in Paragraph 2 hereof shall continue until the next anniversary date of this Agreement but in no event less than three (3) months, with the Cash Incentive for that fiscal year to be prorated to the date Employee's death or the date Employee's disability commenced, as applicable.
7.Termination for Cause; Resignation. Nothing in this Agreement shall be construed to prevent the Corporation from terminating Employee's employment hereunder at any time for cause. Fraud, dishonesty, gross negligence, willful misconduct, misappropriation, embezzlement, material violation of any code of conduct adopted by the Board, excessive absences from work, entry of any order by the Securities and Exchange Commission pursuant to Section 21C of the Securities Exchange Act of 1934 (the “Exchange Act”) or Section 8A of the Securities Act of 1933 prohibiting Employee from serving as an officer or director of an issuer that has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or that is required to file reports pursuant to Section 15(d) of that Act, or the like, or any act or omission reasonably deemed by the Board to have been disloyal to the Corporation shall constitute cause for termination. Termination for cause by the Corporation pursuant to this Paragraph 7 shall not constitute a breach of this Agreement by the Corporation, and shall release the Corporation from all of its obligations pursuant to this Agreement (including without limitation any obligation to pay any Cash Incentive as described in Paragraph 3) other than the obligation to pay any accrued but unpaid portion of Employee's Base Salary. Additionally, Employee may resign his employment with the Corporation at any time prior to the conclusion of the then current Term, provided that such resignation would constitute a release of the Corporation of all of its obligations pursuant to this Agreement (including without limitation any obligation to pay any Cash Incentive as described in Paragraph 3) other than the obligation to pay any accrued but unpaid portion of Employee's Base Salary.
8.Termination Without Cause; Failure to Renew Agreement. The Corporation shall have the right to terminate the Employee at any time without cause or, in its sole discretion, not to renew this Agreement for any reason at the end of a then current Term. Upon the occurrence of either circumstance, Employee shall receive, in addition to the Corporation's accrued obligations with respect to Employee's Base Salary and pro-rata portion of the current year's Cash Incentive, the following as severance, provided that Employee agrees to, signs, and does not revoke a separation agreement presented by the Corporation that includes standard terms such as a release of all claims against the Corporation and reaffirms the agreements set forth in the Confidentiality, Non-Competition and Non-Solicitation Agreement between the Corporation and Employee dated June 1, 2013: (i) 1.5 times Employee's current Base Salary, which at the Corporation's option may be paid in the form of a lump-sum payment within ninety (90) days of termination or over the course of eighteen (18) months in accordance with the Corporation's normal payroll schedule (ii) either the average of the two most recent Cash Incentive payments received by the Employee or, if Employee has received only one Cash Incentive payment, the amount of that previous Cash Incentive payment, which payment shall be paid to Employee in the form of a lump-sum payment within ninety (90) days of termination, (iii) reimbursement to Employee for the costs of the premiums (COBRA health insurance premiums for the first eighteen (18) months following the date of termination and the amount equal to such COBRA premiums for the following six (6) month period) paid by the Employee to participate, on terms and coverage no less favorable to the Employee than the terms and coverage offered to current senior executives of the Corporation, in health, life, hospitalization and disability insurance plans, and (iv) to the extent permitted by the applicable Stock Option Plan or

Restricted Stock Plan (defined below), immediate vesting in one hundred percent (100%) of any previously granted shares of restricted stock (the “Restricted Stock”) pursuant to the Corporation's 2005 Restricted Stock Plan (“Restricted Stock Plan”) and Stock Options (and such Restricted Stock and Stock Options shall be exercisable for a period of the earlier of (a) one (1) year after termination or (b) the expiration date of such Restricted Stock or Stock Options pursuant to their terms); provided, however, to the extent the applicable Stock Option Plan or Restricted Stock Plan does not permit or allow for immediate vesting, then the Corporation shall pay to the Employee, in the form of a lump-sum payment within ninety (90) days of termination, in the case of Stock Options, a gross amount equal to the difference between the Corporation's stock price at the close of business on the day of termination (as reported by NASDAQ) and the strike price of the applicable unvested and/or unexercised Stock Options, times the number of unvested and/or unexercised Stock Options at each applicable strike price held by the Employee, or in the case of Restricted Stock, a gross amount equal to the Corporation's stock price at the close of business on the day of termination (as reported by NASDAQ) times the total number of unvested shares of Restricted Stock held by the Employee.
9.Change in Control. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if: (i) any person (as defined in Section 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Corporation representing more than fifty percent (50%) of the combined voting power of the Corporation's then outstanding securities, or (ii) there is a consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Corporation immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such

Business Combination (including, without limitation, an entity which, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries).
If in connection with, or within one (1) year after, a Change in Control, (i) the Corporation shall terminate the Employee's employment other than for cause (and other than due to his death or disability) or (ii) the Employee is not retained in substantially the same or better role and at substantially the same or better compensation level as prior to the Change in Control, the Employee shall receive, in addition to the Corporation's accrued obligations with respect to Employee's Base Salary and pro-rata portion of the current year's Cash Incentive, the following as severance, provided that Employee agrees to, signs, and does not revoke a separation agreement presented by the Corporation that includes standard terms such as a release of all claims against the Corporation and reaffirms the agreements set forth in the Confidentiality, Non-Competition and Non-Solicitation Agreement between the Corporation and Employee dated June 1, 2013: (a) for a period of two (2) years following the date of termination, continuation of Employee's then-current Base Salary, which at the Corporation's option may be paid in the form of a lump-sum payment within ninety (90) days of termination or over the course of two (2) years in accordance with the Corporation's normal payroll schedule, and (b) either two times the average of the two most recent Cash Incentive payments received by the Employee or, if Employee has received only one Cash Incentive payment, two times the amount of that previous Cash Incentive payment, which payment shall be paid to Employee in the form of a lump-sum payment within ninety (90) days of termination, (c) reimbursement to Employee for the costs of the premiums (COBRA health insurance premiums for the first eighteen (18) months following the date of termination and the amount equal to such COBRA premiums for the following six (6) month period) paid by the Employee to participate, on terms and coverage no less favorable to the Employee than the terms and coverage offered to current senior executives of the Corporation, in health, life, hospitalization and disability insurance plans, and (d) to the extent permitted by the applicable Stock Option Plan or Restricted Stock Plan, immediate vesting in one hundred percent (100%) of any previously granted Restricted Stock and Stock Options (and such Restricted Stock and Stock Options shall be exercisable for a period of the earlier of (i) one (1) year after termination due to Change in Control or (ii) the expiration date of such Restricted Stock or Stock Options pursuant to their terms); provided, however, to the extent the applicable Stock Option Plan or Restricted Stock Plan does not permit or allow for immediate vesting, then the Corporation shall pay to the Employee, in the form of a lump-sum payment within ninety (90) days of termination, in the case of Stock Options, a gross amount equal to the difference between the Corporation's stock price at the close of business on the day of termination (as reported by NASDAQ) and the strike price of the applicable unvested and/or unexercised Stock Options, times the number of unvested and/or unexercised Stock Options at each applicable strike price held by the Employee, or in the case of Restricted Stock, a gross amount equal to the Corporation's stock price at the close of business on the day of termination (as reported by NASDAQ) times the total number of unvested shares of Restricted Stock held by the Employee.
10. Covenant Not to Compete. Employee agrees during the term of employment and for a period of one (1) year after his employment terminates for any reason, the Employee will not, directly or indirectly (such as through a separate entity) without the prior written approval of the Board, become an officer, employee, consultant, agent, partner, director, shareholder or owner of beneficial interests in or of any following business enterprises:
(i)    a business enterprise which competes with the Corporation and its subsidiaries/affiliates for customers, orders, supply sources, or contracts (a) in the continental United States, and (b) in those businesses in which the Corporation and its affiliates were engaged on the date his employment terminated, unless, Employee's activities for such business enterprise are limited in such a way that Employee is not engaged, directly or indirectly, in competition with the Corporation or its affiliates for customers, orders, supply sources or contracts, or
(ii)    a Target Company.

As used herein, “Target Company” means any business enterprise wherever located and of whatever type (including without limitation a business not currently competitive with the Corporation or its subsidiaries) which during the six months immediately preceding the termination or other cessation of the Employee's employment with the Corporation either was (i) in discussions with the Corporation or its subsidiaries regarding a merger with the Corporation or any of its subsidiaries, or (ii) in discussions with the Corporation or its subsidiaries regarding their purchase of some or all of the Target Company's equity interests (including stock or limited liability company interests) or a material part of its assets or, alternatively, regarding their sale to the Target Company of some or all of the Corporation's or its subsidiaries' equity interests (including stock or limited liability company interests) or a material part of their respective assets; or (iii) identified by management employees of the Corporation or its subsidiaries as a potential business with which the Corporation or its subsidiaries will investigate for the purpose of potentially engaging in one or more of the activities described in subsections (i) and (ii) of this definition.
The provisions of this Paragraph 10 shall survive any termination of this Agreement and shall be binding on the Employee notwithstanding any termination of cessation of his employment with the Corporation (including any termination pursuant to Paragraphs 7, 8 and 9 above). For the avoidance of doubt, if there are any perceived inconsistencies between this Paragraph 10 and the Confidentiality, Non-Competition and Non-Solicitation Agreement between the Corporation and Employee dated June 1, 2013, the agreements set forth in the latter shall prevail.
Further, passive ownership (not to exceed 5% of the total outstanding stock) of any publicly traded company will not in itself violate the provisions of this Paragraph 10. Employee acknowledges that the Corporation and its subsidiaries/affiliates are leaders in the chemical and metals businesses in which it manufactures, they have substantial customer relationships throughout the continental United States, and therefore the geographic scope of Employee's non-competition obligation is fair and reasonable.
Employee further agrees that at no time during his employment or thereafter will he divulge, communicate or use to the detriment of the Corporation or its subsidiaries any of the Corporation's or its subsidiaries' confidential information, data, trade secrets, sale methods, customer lists, supply sources, or other proprietary information.
11. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.
12. Arbitration. Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, shall be resolved exclusively by arbitration in the City of Spartanburg, State of South Carolina, in accordance with the rules then obtaining of the American Arbitration Association, and judgment upon the award rendered may be entered in any Court having jurisdiction thereof.
13. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered or certified mail or overnight mail by a recognized national carrier, to his residence in the case of Employee, or to its Executive Offices in the case of the Corporation.
14. Benefit. This Agreement, in accordance with its terms and conditions, shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, including but not limited to any corporation which may acquire all or substantially all of the Corporation's assets and business, or with or into which the Corporation may be consolidated or merged, and Employee, his heirs, executors, administrators, and legal representatives, provided that the obligations of the Employee hereunder may not be delegated. Employee agrees, however, that any such sale or merger shall not be deemed a termination hereunder provided that the Employee's operational duties are not substantially reduced as a result thereof.
15. Choice of Law. This Agreement shall be construed in accordance with and governed by the laws of the State of South Carolina.
16. Entire Agreement. This instrument contains the entire agreement of the parties hereto. It may not be changed orally, but only by an agreement in writing.
[Signatures Appear on the Next Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year below written.

WITNESSES	SYNALLOY CORPORATION
/s/ Carroll D. Vinson
As to Synalloy Corporation	By Its:	Carroll D. Vinson Chairman of the Board of Directors Dated_________________

EMPLOYEE
/s/ Craig C. Bram
As to Employee		Craig C. Bram Dated__________________

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